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                                                                     EXHIBIT 4.8

                             [BANK1ONE LETTERHEAD]


Thomas A. Gamm
First Vice President &
Managing Director




May 30, 2000

Mr. Norm Johnson
Controller
Childtime Childcare, Inc.
38345 West 10 Mile Road
Suite 100
Farmington Hills, MI  48335

Dear Norm:

This Letter Agreement dated May 30, 2000 serves to amend the Total Liabilities to Tangible Net Worth negative covenant pursuant to section 5.2 (b) of the February 1, 1996 Credit Agreement among Childtime Childcare, Inc. and Bank One (f/k/a NBD Bank). Specifically, the Total Liabilities to Tangible Net Worth covenant is amended from not less than 1.00:1.00 to not less than 1.15:1.00, commencing on March 31, 2000.

If you should have any questions, please feel free to call.

Sincerely,


/s/ Thomas A. Gamm
-----------------------------------
Thomas A. Gamm
Managing Director

/s/ Glenn A. Currin
-----------------------------------
Glenn A. Currin
First Vice President/Credit Officer